Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ REPORTS FOURTH QUARTER AND
YEAR END 2012 FINANCIAL RESULTS

Englewood, Colo. - February 27, 2013 — Starz (NASDAQ: STRZA, STRZB) today reported fourth quarter and year end 2012 results.  Highlights include (1):

•                  Completed separation of Starz and Liberty Media on January 11, 2013

•                  Increased STARZ subscriptions in 2012 by 8%, or 1.6 million subscribers, to 21.2 million and ENCORE subscriptions in 2012 by 5%, or 1.6 million subscribers, to 34.8 million subscribers

•                  56 million combined subscriptions; most-ever for Starz, leads U.S. premium television category

•                  Completed a new, multiyear agreement with Sony Pictures Entertainment that extends exclusive first-run output premium pay TV deal for theatrical releases through 2021

•                  Premiered the final installment of the STARZ Original series, “Spartacus,” with “Spartacus: War of the Damned,” on January 25, to 3.1 million viewers in its premiere weekend

•                  Launched STARZ PLAY and ENCORE PLAY with DIRECTV, AT&T U-verse TV, and Verizon FiOS, AT&T first to launch MOVIEPLEX PLAY

•                  Raised $175 million of senior notes due 2019 as additional notes under the indenture governing the existing $500 million 5% senior notes

•                  Issue upsized by $25 million due to strong demand

Chris Albrecht, Starz Chief Executive Officer said, “2012 was a very strong year for Starz.  Our lineup of quality original programming and theatrical films led to record subscribers at STARZ and ENCORE, bolstering their position as the largest pair of premium networks in the U.S.  Importantly, we recently extended our first-run output relationship with Sony Pictures Entertainment through 2021 across all platforms, enabling us to offer world class theatrical movies from Sony into 2023, complementing the Disney films we will offer into 2017.  In terms of our digital strategy, we are progressing rapidly with the launch of our TVEverywhere PLAY services.  Cox, DIRECTV, AT&T U-verse TV, and Verizon FiOS have launched the service, and we anticipate additional distributor launches in the remainder of 2013.”

Albrecht continued, “Looking ahead, in addition to our solid foundation of theatrical product, our pipeline of STARZ Original series including ‘Da Vinci’s Demons,’ ‘Magic City,’ and ‘The White Queen,’ is setting the stage for our long-term growth as an independent public company.  In addition, ‘Spartacus’ is wrapping its epic run to strong viewership and continued demand from distributors both domestic and abroad, while ‘Black Sails’ is a strong 2014 addition to the lineup.  We also have a development slate of future projects that is the strongest ever for STARZ.  We are confident that we have the right content strategy in place with a terrific complement of exclusive originals and quality first-run theatricals that will differentiate us among premium content providers and provide value to our distributors, subscribers and shareholders in the years to come.”

Revenue decreased 2% to $422 million for the fourth quarter and increased 1% to $1,631 million for the year.  The decrease in revenue for the fourth quarter was primarily a result of a decrease in Starz Distribution revenue due to fewer titles available from The Weinstein Company LLC (“TWC”) and a decrease in revenue from Starz Networks primarily due to the non-renewal of the Netflix agreement.

Revenue for the year ended December 31, 2012 grew primarily as a result of an increase in revenue for Starz Distribution driven by the strong performance in ancillary markets of our original series “Spartacus,” and AMC Networks’ original series “The Walking Dead,” as well as Starz Networks due to higher effective rates partially offset by the non-renewal of the Netflix agreement.  These increases in revenue were partially offset by a decrease in revenue at Starz Animation as a result of fewer projects at our Film Roman studio.

Adjusted OIBDA(2) increased 8% to $101 million for the fourth quarter and decreased 1% to $445 million for the year.  Notwithstanding the decrease in revenue mentioned above, the increase in Adjusted OIBDA for the fourth quarter was primarily due to fewer exhibitions at Starz Networks of first-run (first window) films and higher utilization of second window films licensed under our output agreements with Disney and Sony and decreased advertising and marketing costs associated with original programming.  Starz Networks did not have a new original series premiere during the fourth quarter of 2012, while the first season of the original series “Boss” premiered in October 2011.  Starz Networks’ increase was partially offset by increased production and acquisition costs at Starz Distribution due to revisions made to ultimate revenue estimates which resulted in impairments to capitalized production and acquisition costs for certain titles.

The decrease in Adjusted OIBDA for the year was primarily due to increased production and acquisition costs at Starz Distribution resulting from the revisions made in the fourth quarter to the ultimate revenue estimates as mentioned above.  This decrease in Adjusted OIBDA was partially offset by lower advertising and marketing costs at Starz Networks resulting from one fewer Starz original series premiere during 2012.  Starz Networks had three new original series or new season premieres in 2012 as compared to four in 2011.  Consolidated Eliminations also contributed to the decrease due to fewer exhibitions of Overture Films’ titles on Starz Networks during 2012.

Operating income decreased 2% to $86 million for the fourth quarter and decreased 5% to $405 million for the year.  The decrease in both periods was due to the fluctuations in Adjusted OIBDA discussed above combined with an increase in stock compensation expense for the quarter and the year.

Capitalized production and acquisition costs increased 91% to $89 million for the fourth quarter and increased 33% to $284 million for the year.  The increase for the quarter was due primarily to increased investment in original programming.  The increase for the year was due to increased investment in original programming and timing of payments for certain TWC titles.  We plan to make additional investments in original programming in the future.

Share Repurchases

From January 14, 2013 through January 31, 2013, 69,800 shares of Series A Liberty Capital common stock (NASDAQ: STRZA) were purchased at an average cost per share of $15.38 for total cash consideration of $1.1 million.  Starz has approximately $398.9 million remaining under its current repurchase authorization.

FOOTNOTES

(1)         Starz CEO, Christopher Albrecht, will discuss these highlights and other matters during the Starz earnings conference call which will begin at 4:00 p.m. (ET) on February 27, 2013.  For information regarding how to access the call, please see “Important Notice” later in this document.

(2)         For a definition of Adjusted OIBDA and applicable reconciliation see Schedule 1 below.

NOTES

•                  Unless otherwise noted, the foregoing discussion compares financial information for the three and twelve months ended December 31, 2012 to the same periods in 2011.

•                  During August 2012, the board of directors of Liberty Media Corporation (“Old LMC”) authorized a plan to spin off wholly-owned subsidiary Liberty Spinco, Inc. (“Liberty Spinco”) (the “Spin-Off”), which, at the time of the Spin-Off would hold all of the businesses, assets and liabilities of Old LMC not associated with the businesses of Starz, LLC (with the exception of Starz, LLC’s Englewood, Colorado corporate office building).  On January 11, 2013, the Spin-Off was effected in a tax-free manner through the distribution, by means of a pro-rata dividend, of shares of Liberty Spinco to the stockholders of Old LMC. As a result, Liberty Spinco became a separate public company on January 11, 2013 and was renamed “Liberty Media Corporation” (“New LMC”).  In connection with the Spin-Off, the parent company of Starz, LLC was renamed “Starz”.  Unless the context otherwise requires, Old LMC is used when events or circumstances being described occurred prior to the Spin-Off, and Starz is used when events or circumstances being described occurred following the Spin-Off.

•                  In connection with the Spin-Off, Starz, LLC distributed $1.8 billion in cash to Old LMC (paid as follows: $100.0 million on July 9, 2012, $250.0 million on August 17, 2012, $50.0 million on September 4, 2012, $200.0 million on November 16, 2012 and $1.2 billion on January 10, 2013) funded by a combination of cash on hand and borrowings under Starz, LLC’s senior secured revolving credit facility.  Such distributed cash was contributed to New LMC prior to the Spin-Off. Additionally, in connection with the Spin-Off, Starz, LLC distributed its Englewood, Colorado corporate office building and related building improvements to Old LMC (and Old LMC transferred such building and related improvements to a subsidiary of New LMC) and then leased back the use of such facilities from this New LMC subsidiary. Following the Spin-Off, New LMC and Starz operate independently, and neither have any stock ownership, beneficial or otherwise, in the other.

SUPPLEMENTAL INFORMATION

As a supplement to Starz’s consolidated statements of operations, to be included in its Form 10-K, the following is a presentation of quarterly financial information and operating metrics at December 31, 2012.

Please see definition of Adjusted OIBDA below and a discussion of why management believes the presentation of Adjusted OIBDA provides useful information for investors.  Schedule 1 to this press release provides a reconciliation of Adjusted OIBDA to operating income for the same periods, as determined under generally accepted accounting principles (“GAAP”).

QUARTERLY SUMMARY

(amounts in millions)	4Q11	1Q12	2Q12	3Q12	4Q12
Revenue	$432.6	$405.0	$402.5	$401.0	$422.2
Adjusted OIBDA	$93.6	$126.8	$108.5	$108.1	$101.4
Operating income	$87.2	$120.0	$100.3	$99.5	$85.6
Subscription units — Starz	19.6	20.1	20.7	20.8	21.2
Subscription units — Encore	33.2	33.6	34.2	34.3	34.8

CASH AND DEBT

The following presentation is provided to separately identify cash and debt information.

	12/31/2012	12/31/2012
(amounts in millions)	Audited (GAAP)	Proforma (1)
Cash	$749.8	$99.8

Debt:
Bank facility	5.0	380.0
5% senior notes	500.0	675.0
Transponder capital lease	34.8	34.8
Building capital lease	—	44.8
Total debt	$539.8	$1,134.6

(1) Amounts reflect cash and borrowings outstanding following completion of the Spin-Off and additional $175M notes offering

Starz cash decreased $650 million and debt increased $595 million primarily as a result of the cash distribution to Old LMC and the capital lease resulting from the distribution of Starz, LLC’s corporate office building to Old LMC in connection with the Spin-Off.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, together with a reconciliation to operating income, as determined under GAAP.  We define Adjusted OIBDA as: revenue less programming costs, production and acquisition costs, home video cost of sales, operating expenses, advertising and marketing costs and general and administrative expenses. Our chief operating decision maker uses this measure of performance in conjunction with other measures to evaluate our operating segments and make decisions about allocating resources among our operating segments. We believe that Adjusted OIBDA is an important indicator of the operational strength and performance of our operating segments, including each operating segment’s ability to assist in servicing our debt and fund investments in films and television programs. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between operating segments and identify strategies to improve performance. This measure of performance excludes stock compensation, long-term incentive plan and phantom stock appreciation rights and depreciation and amortization that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, income from continuing operations before income taxes, net income, net cash provided by operating activities and other measures of financial performance prepared in accordance with GAAP. The primary material limitations associated with the use of Adjusted OIBDA as compared to GAAP results are (i) it may not be comparable to similarly titled measures used by other companies in our industry, and (ii) it excludes financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing a reconciliation of Adjusted OIBDA to GAAP results to enable investors to perform their own analysis of our operating results.  Please see Schedule 1 below for applicable reconciliation.

SCHEDULE 1

The following table provides a reconciliation of Adjusted OIBDA for Starz to its operating income calculated in accordance with GAAP for the three months ended December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, respectively.

QUARTERLY SUMMARY

(amounts in millions)	4Q11	1Q12	2Q12	3Q12	4Q12
Adjusted OIBDA	$93.6	$126.8	$108.5	$108.1	$101.4
Stock compensation expense	(2.0)	(2.6)	(3.6)	(3.6)	(10.2)
Depreciation and amortization	(4.4)	(4.2)	(4.6)	(5.0)	(5.6)
Operating income	$87.2	$120.0	$100.3	$99.5	$85.6

Starz

Consolidated Balance Sheets

December 31, 2012 and 2011

(Amounts in thousands)

(Unaudited)

	2012	2011
Assets
Current assets:
Cash and cash equivalents	$749,774	$1,099,887
Restricted cash	—	4,896
Trade accounts receivable, net of allowances of $35,045 and $38,355	241,415	241,026
Program rights	340,005	388,298
Deferred income taxes	990	10,114
Other current assets	44,727	31,336
Total current assets	1,376,911	1,775,557
Program rights	338,684	373,552
Investment in films and television programs, net	181,673	183,942
Property and equipment, net	96,280	98,531
Deferred income taxes	12,222	—
Goodwill	131,760	131,760
Other assets, net	38,520	39,833
Total assets	$2,176,050	$2,603,175

Liabilities and Member’s Interest and Noncontrolling Interests
Current liabilities:
Current portion of debt	$4,134	$4,129
Trade accounts payable	6,162	8,690
Accrued liabilities	256,062	304,150
Due to affiliates	39,519	53,836
Deferred revenue	24,574	26,734
Total current liabilities	330,451	397,539
Debt	535,671	540,915
Deferred income taxes	—	10,308
Other liabilities	7,784	11,312
Total liabilities	873,906	960,074

Member’s interest	1,311,951	1,651,484
Noncontrolling interests in subsidiaries	(9,807)	(8,383)
Total member’s interest and noncontrolling interests	1,302,144	1,643,101

Total liabilities and member’s interest and noncontrolling interests	$2,176,050	$2,603,175

Starz

Consolidated Statements of Operations

Years Ended December 31, 2012, 2011 and 2010

(Amounts in thousands)

(Unaudited)

	2012	2011	2010

Revenue:
Programming networks and other services	$1,419,074	$1,372,141	$1,380,349
Home video net sales	211,622	241,892	224,988
Total revenue	1,630,696	1,614,033	1,605,337

Costs and expenses:
Programming costs (including amortization)	661,157	651,249	647,817
Production and acquisition costs (including amortization)	192,340	158,789	177,954
Home video cost of sales	63,880	62,440	69,815
Operating expenses	53,410	53,703	73,260
Advertising and marketing	105,674	132,183	175,417
General and administrative	109,403	106,081	125,421

Stock compensation, long term incentive plan and phantom stock appreciation rights	20,022	7,078	39,468
Depreciation and amortization	19,406	17,907	20,468
Total costs and expenses	1,225,292	1,189,430	1,329,620

Operating income	405,404	424,603	275,717

Other income (expense):
Interest expense, including amounts due to affiliate of none, none, and $16,054, net of amounts capitalized	(25,688)	(5,012)	(20,932)
Other income (expense), net	3,023	(3,505)	(542)
Income from continuing operations before income taxes	382,739	416,086	254,243

Income tax expense	(130,465)	(172,189)	(98,764)

Income from continuing operations	252,274	243,897	155,479

Income (loss) from discontinued operations (including loss on sale of $12,114 in 2011), net of income taxes	—	(7,486)	3,315

Net income	252,274	236,411	158,794

Net loss attributable to noncontrolling interests	2,210	3,273	—

Net income attributable to member	$254,484	$239,684	$158,794

Starz

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011 and 2010

(Amounts in thousands)

(Unaudited)

	2012	2011	2010
Operating activities:
Net income	$252,274	$236,411	$158,794
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	—	7,486	(3,315)
Depreciation and amortization	19,406	17,907	20,468
Amortization of program rights	617,789	611,041	611,615
Program rights payments	(456,558)	(554,341)	(532,566)
Amortization of investment in films and television programs	141,553	126,102	116,928
Investment in films and television programs	(284,063)	(213,655)	(117,035)
Stock compensation, long term incentive plan and phantom stock appreciation rights	20,022	7,078	39,468
Payments of long term incentive plan and phantom stock appreciation rights	(33,410)	(7,696)	(196,232)
Noncash interest on debt due to affiliate	—	—	16,313
Deferred income taxes	(17,410)	37,023	52,954
Other non-cash items	4,533	11,014	2,808
Changes in assets and liabilities:
Current and other assets	1,759	(29,101)	9,510
Due to affiliates	(5,637)	89,271	(1,554)
Payables and other liabilities	31,819	9,433	12,983
Net cash provided by operating activities	292,077	347,973	191,139
Investing activities — purchases of property and equipment	(16,214)	(7,723)	(7,099)
Financing activities:
Borrowings of debt	500,000	505,000	129,343
Payments of debt	(504,029)	(59,170)	(202,035)
Debt issuance costs	(8,514)	(10,191)	—
Distributions to parent	(600,000)	—	(75,221)
Distributions to parent related to stock compensation	(4,689)	—	—
Minimum withholding of taxes related to stock compensation	(13,273)	—	—
Excess tax benefit from stock compensation	4,401	—	—
Contribution from parent	—	—	15,000
Contribution from noncontrolling owner of subsidiary	—	3,000	500
Settlement of derivative instruments	3	(2,863)	(6,301)
Restricted cash	—	8,226	10,300
Net cash provided by (used in) financing activities	(626,101)	444,002	(128,414)
Effect of exchange rate changes on cash and cash equivalents	125	(17)	59
Net cash provided by discontinued operations	—	—	1,072
Net increase (decrease) in cash and cash equivalents	(350,113)	784,235	56,757
Cash and cash equivalents:
Beginning of year	1,099,887	315,652	258,895
End of year	$749,774	$1,099,887	$315,652

IMPORTANT NOTICE

•                  Starz (NASDAQ: STRZA, STRZB) CEO, Chris Albrecht will discuss Starz’s financial performance, and may discuss future opportunities in a conference call which will begin at 4:00 p.m. (ET) on February 27, 2013.  The call can be accessed by dialing (888) 401-4674 or (719) 325-4766 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed through 6:00 p.m. (ET) on March 6, 2013, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 3814585#.  The call will also be broadcast live via the Internet and archived on our website.  To access the webcast go to http://ir.starz.com/events.cfm.  Links to this press release will also be available on the Starz website.

•                  This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, new service and product launches including original content programming, new distribution platforms for our programming, the continuation of our stock repurchase plans and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Starz, and changes in law and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Starz expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Starz’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Starz, including the most recent Forms 10-K and 8-K, for additional information about Starz and about the risks and uncertainties related to Starz’s business which may affect the statements made in this press release.

About Starz

Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies.  As of December 31, 2012, STARZ and ENCORE serve a combined 56 million subscribers, including 21 million at STARZ, and 35 million at ENCORE, making them the largest pair of premium flagship channels in the U.S.  STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air over 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television.  Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties.  Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

###

Contacts:

Courtnee Ulrich	Theano Apostolou
Investor Relations	Corporate Communications
(720) 875-5420	(424) 204-4052
courtnee.ulrich@starz.com	theano@starz.com